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                                                                    Exhibit 99.1
[KPMG logo]


                   99 High Street                         Telephone 617 988 1000
                   Boston, MA 02110-2371                  Fax 617 988 0800






BY HAND AND TELECOPIER

July 26, 2002

Mr. Frank Magliochetti
Chairman of the Board of Directors
Med Diversified, Inc.
200 Brickstone Square
Suite 403
Andover, MA 01810

Mr. Don Ayers
Member, Board of Directors

Mr. John Andrews
Member, Board of Directors

Dear Messrs. Magliochetti, Ayers and Andrews:

This letter is to formally communicate the following statements and actions:

Pursuant to Section 10A of the Securities Exchange Act of 1934 ("Section 10A"), KPMG LLP ("KPMG") has determined that the board of directors ("Board of Directors") of Med Diversified, Inc. ("Company") has been adequately informed with respect to likely illegal acts that have come to the attention of KPMG during the course of its audit of the Company's consolidated financial statements for the year ended March 31, 2002 (the "Illegal Acts"). As you know, these Illegal Acts have also been the subject of a special investigation ("Special Investigation") conducted by the Board of Directors, which was requested by KPMG, and which resulted in a report dated July 22, 2002 ("Report").

We do not consider the Special Investigation to have had an adequate scope or depth. Based, however, on certain of the facts set forth in the Report, as well as other information that has come to our attention, we hereby advise you that we have concluded
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[KPMG logo]


Mssrs. Magliochetti, Ayers and Andrews
July 26, 2002
Page 2



that we can no longer rely on management's representations, and KPMG is unwilling to be associated with the consolidated financial statements prepared by management.

Accordingly, effective immediately, KPMG resigns as the Company's independent auditors, and will not be issuing an auditors report on the Company's consolidated financial statements for the year ended March 31, 2002.

Because of the timing of KPMG's resignation, KPMG has not concluded on the various items set forth in Section 10A(b)(2), but KPMG has concluded that the Illegal Acts may have had a material effect on the consolidated financial statements of the Company; that the Company to date has not taken timely and appropriate remedial actions with respect to the Illegal Acts; and that the Company's failure to take such timely and appropriate remedial actions, had KPMG not resigned for the reasons set forth herein, might reasonably have been expected to warrant departure from our standard audit report, and/or may have warranted KPMG's resignation as the Company's independent auditors.

We strongly recommend that the Company promptly consult with its legal counsel regarding any disclosure obligations it may have under the federal securities laws, or otherwise, with respect to these matters, including but not limited to the disclosure requirements set forth in section 10A.

Very truly yours,
                                  /s/ KPMG LLP

Cc: The Chief Accountant
    Securities and Exchange Commission (By telecopier and mail)